EXHIBIT 5.1

December 27, 2005

Nova Measuring Instruments Ltd.
Weizmann Scientific Park
P.O. Box 266
Rehovot 76100 Israel

Dear Sirs:

        We are acting as counsel to Nova Measuring Instruments Ltd., an Israeli corporation (the “Company”), in connection with the Registration Statement on Form S-8 with exhibits thereto (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, and the rules and regulations thereunder, relating to the registration of 2,500,000 ordinary shares (the “Ordinary Shares”), nominal value NIS 0.01 per share, of the Company. The Ordinary Shares are to be issued by the Company upon exercise of certain stock options (the “Options”) granted, or to be granted, to certain employees and directors of, or consultants or advisors to, the Company pursuant to the Company’s June 2005 Stock Option Plan 8 (hereafter, the “Plan”).

        As such counsel, we have participated in the preparation of the Registration Statement and have reviewed the corporate proceedings in connection with the adoption of the Plan. We have reviewed such corporate records and other documents as we have deemed proper and necessary as a basis for rendering this opinion. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper and necessary as a basis for rendering this opinion.

        Based upon, and subject to, the foregoing, we are of the opinion that the Ordinary Shares are duly authorized and, upon exercise of the Options in accordance with the terms of the Plan against payment of the exercise price therefore and subject to the payment of Israeli stamp tax upon the issuance thereof, will be, assuming no change in the applicable law or pertinent facts, legally issued, fully paid and non-assessable.

        We are members of the Israeli Bar, and the opinion expressed herein is limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever in respect of matters governed by the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated there under.

Very truly yours, /s/ Aaronsohn Sher Aboulafia Amdoday & Co. Law Offices Aaronsohn Sher Aboulafia Amdoday & Co. Law Offices